Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 filed January 23, 2004, of our report, dated August 23, 2004, on our audit of the consolidated financial statements as of June 30, 2004 and for the year then ended, which report is included in the Annual Report on Form 10-KSB of Pro-Dex, Inc.

/s/ Moss Adams LLP

Los Angeles, California
September 24, 2004